Exhibit 1.02

Cray Inc.

Conflict Minerals Report

For The Reporting Period January 1 to December 31, 2013

On August 22, 2012, the Securities and Exchange Commission (the “SEC”) adopted a final rule (the “Conflict Minerals Rules”) regarding disclosure of the use of certain minerals and their derivatives, referred to as “conflict minerals” (as defined in Section 1, Item 1.01(d)(3) of Form SD) originating in the Democratic Republic of the Congo and adjoining countries (the “Covered Countries”) that are being exploited and traded to finance extreme levels of violence in that geographic area to the extent that such conflict minerals are necessary to the functionality or production of a product manufactured or contracted for manufacture. The SEC’s adoption of conflict minerals rules is mandated by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules establish significant due diligence and reporting requirements for publicly traded companies.

Cray Inc. (“Cray”) designs, develops, manufactures, markets and services the high-end of the high-performance computing, or HPC, market, primarily categories of systems commonly known as supercomputers, and provides storage and analytics solutions, software, system maintenance and support services and engineering services related to supercomputer systems to its customers, which include government agencies, government-funded entities, academic institutions and commercial entities. Cray’s key target markets are the supercomputing portion of the HPC market and the “big data” (including storage and analytics) market. Cray provides customer-focused solutions based on two models: (i) highly integrated supercomputing, storage and data analytics solutions, complete with highly tuned software, that stress capability, scalability, sustained performance and reliability at scale and (ii) flexible commodity-based “cluster” supercomputing and storage solutions based on utilizing best-of-breed components and working with customers to define solutions that meet specific needs.

In January 2013, Cray engaged a third-party consultant, Foresite Compliance Cloud (“Foresite”), to conduct a reasonable country of origin inquiry regarding the use of conflict minerals in Cray’s products. In April 2013, Cray adopted a policy regarding the use of conflict minerals in its supply chain (as amended from time to time, the “Conflict Minerals Policy”) and communicated such policy to its suppliers. The policy:

•	made clear Cray’s commitment to complying with the Conflict Minerals Rules and conducting its business in a responsible way;

•	set forth Cray’s requirements regarding its suppliers’ use of the Electronic Industry Citizenship Coalition/Global e-Sustainability Initiative Conflict Minerals Reporting Template (the “EICC-GeSI Reporting Template”) to provide complete and accurate information regarding its suppliers’ practices with respect to the sourcing of conflict minerals; and

•	described Cray’s expectations regarding the adoption by its suppliers of their own conflict minerals policies, conflict minerals due diligence processes and corrective action plans.

In April 2013, Foresite distributed to Cray’s first-tier suppliers (i) a cover letter summarizing the Conflict Minerals Rules, setting forth Cray’s expectations for suppliers with respect to conflict minerals compliance, and outlining the related process and logistics and (ii) the Conflict Minerals Policy. In accordance with the Conflict Minerals Policy, Foresite conducted a survey of Cray’s first-tier suppliers using the EICC-GeSI Reporting Template. To support Cray’s suppliers in completing the EICC-GeSI Reporting Template correctly and accurately, Foresite conducted online live training for Cray’s first-tier suppliers in May 2013. EICC-GeSI Reporting Templates were distributed to all of Cray’s first-tier suppliers electronically, and suppliers provided responses electronically by uploading the responses to Foresite’s proprietary software system. The following process was employed for subsequent communications with suppliers:

•	Individual follow-up email sent two weeks from initial contact by Foresite;

•	Additional email sent two weeks from date EICC-GeSI Reporting Template provided; and

•	Additional escalation measures employed based on identity of non-responsive suppliers.

The implementation of the reasonable country of origin inquiry by Foresite was managed by Cray’s supply chain and legal departments. In March 2013, Cray’s Board of Directors (the “Board”) delegated the authority to exercise oversight with respect to and approve Cray’s conflict minerals due diligence and the preparation and filing of the Form SD and Conflict Minerals Report to the Audit Committee of the Board (the “Audit Committee”). Any issues or red flags that Foresite identified during the course of its diligence process were presented to and discussed with supply chain and legal personnel, who reviewed such issues with other departments, including engineering and procurement, and with senior management, in each case as appropriate.

In May 2014, Cray revised its Conflict Minerals Policy to include additional governance processes and to incorporate the policy framework set forth in the Model Supply Chain Policy for a Responsible Global Supply Chain of Minerals from Conflict-Affected and High Risk Areas attached to the Organization for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas. In addition to addressing the items described above, the revised Conflict Minerals Policy sets forth the processes for managing specific risks, including (i) the use of contractual provisions incorporated into supplier agreements and (ii) as necessary, the employment of a series of escalating risk mitigation measures. The Conflict Minerals Policy also provides that the risk mitigation measures employed by Cray to ensure supplier compliance with Cray’s requirements and expectations can range from dialogue to disengagement.

In accordance with the Conflict Minerals Policy, Cray has concluded in good faith that for the calendar year 2013:

•	Cray has manufactured and contracted to manufacture products as to which conflict minerals are necessary to the functionality or production of such products.

•	Based on the reasonable country of origin inquiry conducted by Foresite described above, Cray knows or has reason to believe that a portion of its necessary conflict minerals originated or may have originated in a Covered Country and knows or has reason to believe that those necessary conflict minerals may not be from recycle or scrap sources.

Cray continues to engage Foresite to conduct its ongoing reasonable country of origin inquiry diligence process and is working to install processes designed to render more efficient (i) the monitoring and tracking of supplier responses, (ii) the identification and communication of issues and red flags, and (iii) the implementation of reasonably designed risk mitigation measures. Foresite will regularly request that Cray’s first-tier suppliers complete and provide updated EICC-GeSI Reporting Templates, both for the purpose of complying with the Conflict Minerals Rules for subsequent calendar year reporting periods and to ensure that the information provided by suppliers accurately reflects any changes in such suppliers’ circumstances. Foresite will also continue to offer training opportunities for Cray’s suppliers, and otherwise continue to interact and dialogue with such suppliers to support such suppliers’ capacity-building efforts with respect to their conflict minerals programs.

As part of the ongoing development of its conflict minerals compliance program, in May 2014, Cray revised its standard Purchase Order Terms and Conditions contract to incorporate Cray’s requirements regarding its suppliers’ conflict minerals compliance programs and reporting by referencing the Conflict Minerals Policy. In addition, by adopting the Conflict Minerals Policy, Cray expanded the scope of its existing whistleblower function such that, in addition to serving as an ombudsman for concerns regarding accounting, internal accounting control or auditing matters, and violations of Cray’s Code of Conduct, it now also serves as an ombudsman for concerns received from affected parties or whistleblowers regarding the circumstances of Cray’s suppliers’ conflict mineral extraction, trade, handling and export. Concerns or complaints are submitted to Cray through a third-party service provider, EthicsPoint, and are reviewed by the Audit Committee.

As a result of the reasonable country of origin inquiry conducted by Foresite, 86 suppliers, representing approximately 46% of the suppliers contributing necessary conflict minerals to Cray’s products, provided information on the EICC-GeSI Reporting Template to Cray regarding their supply chain for conflict minerals. These suppliers identified the names of 460 smelters or refineries from which they source conflict minerals. Of those smelters, 68 smelters, or approximately 14%, have been certified by the Conflict-Free Sourcing Initiative’s Conflict-Free Smelter Program (the “CFSP”). The remainder of the smelters or refineries are not, at this time, certified by the CFSP. With respect to these smelters and refineries, although we were not able to determine the mines of origin of the conflict minerals sourced from such smelters and refineries, we were able to determine their country locations. Attached as Addendum A to this Conflict Minerals Report is a list of such country locations, grouped according to the specific conflict mineral processed by such smelters or refineries.

The results of Cray’s reasonable country of origin inquiry and due diligence on the source and chain of custody of Cray’s necessary conflict minerals are the product of Foresite’s iterative and escalating data collection and dialogue process with Cray’s first-tier suppliers. This process is designed to obtain information regarding the smelters from which suppliers source such conflict minerals and to verify the status of such smelters as conflict free as a method of assessing the mine and location of origin of such conflict minerals.

Addendum A

Non-CFSP-Certified Smelter and Refinery Country Location by Mineral

Mineral	Country Location

Tin	ARGENTINA

AUSTRALIA

BELGIUM

BOLIVIA

BRAZIL

CANADA

CHINA

CZECH REPUBLIC

GERMANY

UNITED KINGDOM

HONG KONG

INDONESIA

JAPAN

REPUBLIC OF KOREA

MALAYSIA

NEW ZEALAND

POLAND

RUSSIAN FEDERATION

SINGAPORE

THAILAND

TAIWAN

UNITED STATES

Tantalum	BRAZIL

SWITZERLAND

CHINA

ETHIOPIA

JAPAN

MEXICO

THAILAND

UNITED STATES

Tungsten	AUSTRIA

CANADA

CHINA

GERMANY

JAPAN

REPUBLIC OF KOREA

RUSSIAN FEDERATION

UNITED STATES

VIET NAM

Gold	BRAZIL

CANADA

SWITZERLAND

CHILE

CHINA

GERMANY

SPAIN

HONG KONG

INDONESIA

INDIA

JAPAN

KAZAKHSTAN

KYRGYZSTAN

REPUBLIC OF KOREA

MEXICO

NETHERLANDS

PHILIPPINES

RUSSIAN FEDERATION

SAUDI ARABIA

SINGAPORE

SWEDEN

TURKEY

TAIWAN

UNITED STATES

UZBEKISTAN

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